Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To American Express Travel Related Services Company, Inc. (the “Company” or “Asserting Party”), Servicer:

We have examined management’s assertion, included in the accompanying “Certification Regarding Compliance with Applicable Servicing Criteria”, that American Express Travel Related Services Company, Inc. complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, as of December 31, 2011 and for the period January 1, 2011 to December 31, 2011 (the “Reporting Period”), for all asset-backed securities transactions backed by credit and charge card receivables issued by the American Express Credit Account Master Trust and the American Express Issuance Trust, for which transactions the Asserting Party acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the Reporting Period (the Platform), excluding criteria (d)(1)(iii), (d)(1)(iv), (d)(2)(iii), (d)(2)(iv), (d)(2)(vi), (d)(3)(iii), (d)(4)(i), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management’s assertion, for servicing criteria 1122(d)(4)(vi), the Company has engaged eFunds, a wholly-owned subsidiary of Fidelity National Information Services, Inc., to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06. Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2011 for the Platform is fairly stated, in all material respects.

March 20, 2012

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us